Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”), dated as of March 28, 2023 is entered into by and between Oscar Health, Inc., a Delaware corporation (“Holdings”) and Oscar Management Corporation (“OpCo” and, together with Holdings, the “Company”) and Mark Bertolini (the “Executive”).

WHEREAS, the Company previously engaged the Executive under a Consulting Agreement, by and between Holdings, OpCo and the Executive (the “Prior Agreement”);

WHEREAS, the Company and the Executive mutually desire for the Executive to transition from his prior position as a consultant to the Company to that of Chief Executive Officer of the Company (“CEO”), effective as of April 3, 2023 (the “Effective Date”); and

WHEREAS, in connection with such transition, effective as of the Effective Date, (i) except as expressly contemplated herein, the Company and the Executive mutually desire to terminate, replace and supersede the Prior Agreement in its entirety and (ii) the Company desires to employ the Executive and the Company and the Executive desire to enter into an agreement embodying the terms of such employment, in each case, subject to the terms and conditions of this Agreement.

NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

1. Employment Period. Effective upon the Effective Date, the Executive’s employment hereunder shall be for a term (the “Employment Period”) commencing on the Effective Date and ending on the third anniversary of the Effective Date (the “Initial End Date”), unless earlier terminated in accordance with the terms of this Agreement; provided, however, that the Employment Period shall automatically renew for successive one-year periods on each anniversary of the Initial End Date (such extension, the “Renewal Period”), unless either party provides the other party with written notice, in accordance with Section 12(b) hereof, of intent not to renew the Employment Period on terms and conditions at least as favorable as the terms and conditions herein (a “Non-Renewal”) at least 60 days prior to the end of the then-current Employment Period. Notwithstanding anything to the contrary in the foregoing, the Executive’s employment hereunder is terminable at will by the Company or by the Executive at any time (for any reason or for no reason), subject to the provisions of Section 4 hereof. For the avoidance of doubt, this Agreement will not be effective, and Executive will not be entitled to any of the compensation and benefits set forth herein, unless and until the Executive commences employment on the Effective Date.

2.Terms of Employment.

(a)Position and Duties.

(i)Role and Responsibilities. During the Employment Period, the Executive shall serve as the Company’s CEO, and shall perform such employment duties and will have such powers as may be prescribed by the Board and otherwise as are usual and customary for such position. The Executive shall report directly to the Board. At the Board’s request, the Executive shall serve the Company and/or its subsidiaries and affiliates in other capacities in addition to the foregoing, consistent with the Executive’s position hereunder. In the event that the Executive, during the Employment Period, serves in any one or more of such additional capacities, the Executive’s compensation shall not be increased beyond that specified in Section 2(b) hereof. In addition, in the event the Executive’s service in one or more of such additional capacities is terminated, the Executive’s compensation, as specified in Section 2(b) hereof, shall not be diminished or reduced in any manner as a result of such termination provided that the Executive otherwise remains employed under the terms of this Agreement. In addition, during the Employment Period, the Company shall cause the Executive to be nominated to stand for election (or, as applicable, re-election) to the Board at any meeting of stockholders of the Company during which any such election is held and the Executive’s term as a member of the Board will expire if he is not re-elected; provided, however, that the Company shall not be obligated to cause such nomination if (i) any of the events constituting Cause have occurred and not been cured or (ii) the Executive has issued to the Company notice of his intent to terminate his employment with the Company.

(ii)Exclusivity. During the Employment Period, and excluding any periods of leave to which the Executive may be entitled, the Executive agrees to devote the Executive’s full business time and attention to the business and affairs of the Company. Notwithstanding the foregoing, during the Employment Period, it shall not be a violation of this Agreement for the Executive to: (A) serve on boards, committees or similar bodies of charitable or nonprofit organizations, (B) serve on the board of directors of one non-competitive public company, (C) fulfill limited teaching, speaking and writing engagements, and (D) manage the Executive’s personal investments, in each case, so long as such activities do not individually or in the aggregate materially interfere or conflict with the performance of the Executive’s duties and responsibilities under this Agreement; provided, that with respect to the activities in subclauses (A), (B) and/or (C), the Executive receives prior written approval from the Board. In addition, for purposes of this Agreement, the Company and the Executive agree that the Executive may participate on the boards and activities set forth on Schedule 1 hereto.

(iii)Principal Location. During the Employment Period, the Executive shall perform the services required by this Agreement at the Company’s offices located in New York, New York (the “Principal Location”); provided, however, that the parties acknowledge and agree that the Executive may be required to travel to other locations as may be necessary to fulfill the Executive’s duties and responsibilities hereunder.

(b)Compensation, Benefits, Etc.

(i)Base Salary. Effective as of the Effective Date and during the Employment Period, the Executive shall receive a base salary (the “Base Salary”) of $600,000 per annum. The Base Salary shall be paid in accordance with the Company’s normal payroll practices for executive salaries generally, but no less often than monthly and shall be pro-rated for partial years of employment. The Base Salary shall be reviewed annually by the Board or a subcommittee thereof, and may be increased in the discretion of the Board or a subcommittee thereof, but not reduced, and the term “Base Salary” as utilized in this Agreement shall refer to the Base Salary as so increased.

(ii)Annual Cash Bonus. For each calendar year during the Employment Period beginning with calendar year 2023, the Executive shall be eligible to earn a cash performance bonus (an “Annual Bonus”) under the Company’s bonus plan or program applicable to senior executives targeted at 30% of the Executive’s Base Salary paid with respect to such year (the “Target Bonus”). The actual amount of any Annual Bonus shall be determined by the Board (or a subcommittee thereof) in its discretion, based on the achievement of individual and/or Company performance goals as determined by the Board (or a subcommittee thereof) in consultation with the Executive, and shall be pro-rated for any partial years of employment (including calendar year 2023). The payment of any Annual Bonus, to the extent any Annual Bonus becomes payable, will be made promptly in the calendar year following that to which the payment relates, on the date on which annual bonuses are paid generally to the Company’s senior executives, but in no event later than March 15th of the calendar year following the calendar year with respect to which such Annual Bonus relates. Except as provided in Section 4 hereof, payment of the Annual Bonus shall be subject to the Executive’s continued employment through the applicable payment date or, with respect to any Annual Bonus that is payable in respect of the last calendar year of the Employment Period, the last day of such Employment Period.

(iii)Initial Equity Award.

(A)General. Subject to approval of the Board (or a subcommittee thereof) and the Executive’s commencement of employment hereunder, Holdings shall grant as of the Effective Date to the Executive two awards of Restricted Stock Units (as defined in the Inducement Plan) under the Inducement Plan, covering an aggregate of 10,320,000 shares of the Company’s Class A common stock. Of such amount, (x) 2,866,666 of the Restricted Stock Units shall be granted as a time-based award that vests based solely on the passage of time (the “Initial RSU Award”) and (y) 7,453,334 of the Restricted Stock Units shall be granted as a performance- based award that vests based on the achievement of specified performance goals (the “Initial PSU Award” and, together with the Initial RSU Award, the “Initial Awards”).

(B)Vesting; Other Terms. Each Initial Award will be subject to the terms and conditions (including vesting conditions) set forth in award agreements for the Initial RSU Award and Initial PSU Award, attached hereto as Exhibits A and B, respectively (collectively, the “Award Agreements”). Except as otherwise specifically provided in this Agreement, each Initial Award shall be governed in all respects by the terms of and conditions of the Inducement Plan and the applicable Award Agreement.

(C)Other Equity Award(s). The Company and the Executive expect that the Executive will not be eligible to receive a Company long-term incentive or equity-based compensatory award prior to calendar year 2026.

(iv)Benefits. During the Employment Period, the Executive (and the Executive’s spouse and/or eligible dependents to the extent provided in the applicable plans and programs) shall be eligible to participate in and be covered under the health and welfare benefit plans and programs maintained by the Company for the benefit of its employees from time to time, pursuant to the terms of such plans and programs including any medical, life, hospitalization, dental, disability, accidental death and dismemberment and travel accident insurance plans and programs on the same terms and conditions as those applicable to similarly situated senior executives. In addition, during the Employment Period, the Executive shall be eligible to participate in any retirement, savings and other employee benefit plans and programs maintained from time to time by the Company for the benefit of its senior executive officers. Nothing contained in this Section 2(b)(iv) shall create or be deemed to create any obligation on the part of the Company to adopt or maintain any health, welfare, retirement or other benefit plan or program at any time or to create any limitation on the Company’s ability to modify or terminate any such plan or program.

(v)Expenses. During the Employment Period, the Executive shall be entitled to receive prompt reimbursement for all reasonable business expenses incurred by the Executive in connection with the performance of the Executive’s duties under this Agreement in accordance with the policies, practices and procedures of the Company provided to senior executive officers of the Company. The Executive’s legal fees and expenses actually incurred in connection with the drafting, review and negotiation of this Agreement and its exhibits and related materials shall be paid or reimbursed to Executive by the Company (to either the Executive or the Executive’s legal counsel, as applicable) within 60 days after the Effective Date, subject to the Executive’s delivery to the Company of documentation evidencing such fees and expenses within 30 days after the

Effective Date; provided, however, that such Company payment or reimbursement shall not exceed
$30,000.

(vi)Fringe Benefits. During the Employment Period, the Executive shall be eligible to receive such fringe benefits and perquisites as are provided by the Company to its employees from time to time, in accordance with the policies, practices and procedures of the Company, and shall receive such additional fringe benefits and perquisites as the Company may, in its discretion, from time-to-time provide to its senior executive officers.

(vii)Vacation. During the Employment Period, the Executive shall be entitled to paid vacation in accordance with the plans, policies, programs and practices of the Company applicable to its employees, as in effect from time to time.

3.Termination of Employment.

(a)Death or Disability. The Executive’s employment shall terminate automatically upon the Executive’s death during the Employment Period. Either the Company or the Executive may terminate the Executive’s employment in the event of the Executive’s Disability during the Employment Period.

(b)Termination by the Company. The Company may terminate the Executive’s employment during the Employment Period for Cause or without Cause.

(c)Termination by the Executive. The Executive’s employment may be terminated by the Executive for any or no reason, including with Good Reason or by the Executive without Good Reason.

(d)Notice of Termination. Any termination of employment (other than due to the Executive’s death), shall be communicated by a Notice of Termination to the other parties hereto given in accordance with Section 12(b) hereof.

(e)Termination of Offices and Directorships; Return of Property. Upon termination of the Executive’s employment for any reason, unless otherwise specified in a written agreement between the Executive and the Company, the Executive shall be deemed to have resigned from all offices, directorships, and other employment positions if any, then held with the Company, and shall take all actions reasonably requested by the Company to effectuate the foregoing. In addition, upon the termination of the Executive’s employment for any reason, the Executive agrees to return to the Company all documents of the Company and its affiliates (and all copies thereof) and all other Company or Company affiliate property that the Executive has in the Executive’s possession, custody or control. Such property includes, without limitation (but excluding personal property, except to the extent contained within such personal property):
(i) any materials of any kind that the Executive knows contain or embody any proprietary or confidential information of the Company or an affiliate of the Company (and all reproductions thereof), (ii) computers (including, but not limited to, laptop computers, desktop computers and similar devices) and other portable electronic devices (including, but not limited to, tablet computers), cellular phones/smartphones, credit cards, phone cards, entry cards, identification badges and keys, and (iii) to the extent comprising protected information under the PIIA (as defined below), any correspondence, drawings, manuals, letters, notes, notebooks, reports, programs, plans, proposals, financial documents, or any other documents concerning the customers, business plans, marketing strategies, products and/or processes of the Company or any of its affiliates and any information received from the Company or any of its affiliates regarding third parties.

4.Obligations of the Company upon Termination.

(a)Accrued Obligations. In the event that the Executive’s employment under this Agreement terminates during the Employment Period for any reason, the Company will pay or provide to the Executive: (i) any earned but unpaid Base Salary and accrued vacation time, (ii) reimbursement of any business expenses incurred by the Executive prior to the Date of Termination that are reimbursable in accordance with Section 2(b)(v) hereof, (iii) payment of any earned but unpaid Annual Bonus for any calendar year completed prior to the Date of Termination and (iv) any vested amounts due to the Executive under any plan, program or policy of the Company (together, the “Accrued Obligations”); provided, however, that if the Executive’s employment hereunder is terminated (X) by the Company for Cause or (Y) by the Executive voluntarily without Good Reason and not for death or Disability, then any Annual Bonus earned pursuant to Section 2(b)(ii) hereof in respect of a prior calendar year, but not yet paid, shall be forfeited. The Accrued Obligations described in clauses (i) – (ii) of the preceding sentence shall be paid within 30 days after the Date of Termination (or such earlier date as may be required by applicable law), the Accrued Obligations described in clause (iii) of the preceding sentence shall be paid in the ordinary course pursuant to Section 2(b)(ii) hereof (i.e., on the date on which annual bonuses are paid to the Company’s senior executives generally for such calendar year) and the Accrued Obligations described in clause (iv) of the preceding sentence shall be paid in accordance with the terms of the governing plan or program.

(b)Qualifying Termination. Subject to Sections 4(c), 4(d) and 12(d) hereof, and the Executive’s continued compliance with the provisions of Section 7 hereof (the “Restrictions”), if the Executive’s employment with the Company is terminated during the Employment Period due to a Qualifying Termination, then in addition to the Accrued Obligations:

(i)Cash Severance. The Company shall pay the Executive an amount equal to 1.0 times the sum of the Executive’s Base Salary (at the highest rate in effect at any time during the Employment Period) and the Target Bonus for the calendar year in which the Date of Termination occurs (the “Severance”). The Severance shall be paid in substantially equal installments in accordance with the Company’s normal payroll practices over the 12-month period following the Date of Termination, but shall commence on the first normal payroll date following the effective date of the Release, and amounts otherwise payable prior to such first payroll date shall be paid on such date without interest thereon.

(ii)Pro-Rated Bonus. The Company shall pay the Executive, in a single lump sum cash payment on the 60th day following the Date of Termination, an amount equal to a pro rata portion of the Executive’s Target Bonus for the calendar year in which the Date of Termination occurs (prorated based on the number of days in the calendar year in which the Date of Termination occurs, through the Date of Termination).

(iii)COBRA. Subject to the Executive’s valid election to continue healthcare coverage under Section 4980B of the Code, the Company shall continue to provide, during the COBRA Period, the Executive and the Executive’s eligible dependents with coverage under its group health plans at the same levels and the same cost to the Executive as would have applied if the Executive’s employment had not been terminated based on the Executive’s elections in effect on the Date of Termination, provided, however, that (A) if any plan pursuant to which such benefits are provided is not, or ceases prior to the expiration of the period of continuation coverage to be, exempt from the application of Section 409A under Treasury Regulation Section 1.409A-1(a)(5), or (B) the Company is otherwise unable to continue to cover the Executive under its group health plans without incurring penalties (including without limitation, pursuant to Section 2716 of the Public Health Service Act or the Patient Protection and Affordable Care Act), then, in either case, an amount equal to each remaining Company subsidy shall thereafter be paid to the Executive in substantially equal monthly installments over the continuation coverage period (or the remaining portion thereof).

(iv)Equity Award Treatment. All outstanding Holdings equity awards that are held by the Executive on the Date of Termination, including the Initial Awards (together, the “Equity Awards”), shall be treated in accordance with the terms and conditions set forth in the applicable award agreement.

(c)Release; Certain Acknowledgements. Notwithstanding the foregoing, it shall be a condition to the Executive’s right to receive the amounts and benefits provided for in Section 4(b) hereof that the Executive execute and deliver to the Company an effective release of claims in substantially the form attached hereto as Exhibit C (the “Release”) and the Release becomes irrevocable within 30 days (or, to the extent required by law, 52 days) following the Date of Termination (the date such Release becomes irrevocable herein referred to as the “Release Effective Date”). For the avoidance of doubt, all equity awards eligible for accelerated vesting pursuant to Section 4(b) hereof shall remain outstanding and eligible to vest following the Date of Termination and shall actually vest and become exercisable (if applicable) and non-forfeitable upon the Release Effective Date. Notwithstanding the foregoing, upon any breach by the Executive of the Restrictions on or following the Date of Termination (as finally determined by a third- party adjudicator in accordance with the provisions of this Agreement), (i) any unpaid portion of the Severance payments or benefits (as applicable) shall cease to be payable and shall be forfeited by the Executive upon such breach, and (ii) any then-unvested Equity Award (or portion thereof, as applicable) shall be cancelled and forfeited by the Executive upon such breach.

(d)Other Terminations. If the Executive’s employment is terminated for any reason not described in Section 4(b) hereof, the Company will pay or provide the Executive only the Accrued Obligations.

(e)Six-Month Delay. Notwithstanding anything to the contrary in this Agreement, no compensation or benefits, including without limitation any severance payments or benefits payable under this Section 4, shall be paid to the Executive during the six-month period following the Executive’s Separation from Service if the Company determines that paying such amounts at the time or times indicated in this Agreement would be a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code. If the payment of any such amounts is delayed as a result of the previous sentence, then on the first day of the seventh month following the date of Separation from Service (or such earlier date upon which such amount can be paid under Section 409A without resulting in a prohibited distribution, including as a result of the Executive’s death), the Company shall pay the Executive a lump-sum amount equal to the cumulative amount that would have otherwise been payable to the Executive during such period with interest determined at the then applicable federal rate.

(f)Exclusive Benefits. Except as expressly provided in this Section 4 and subject to Section 5 hereof or as may be agreed in writing between the parties, the Executive shall not be entitled to any additional payments or benefits upon or in connection with the Executive’s termination of employment.

5.Non-Exclusivity of Rights. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with the Company at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement.

6.Excess Parachute Payments; Limitation on Payments.

(a)Best Pay Cap. Notwithstanding any other provision of this Agreement, in the event that any payment or benefit received or to be received by the Executive (including any payment or benefit received in connection with a termination of the Executive’s employment, whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement) (all such payments and benefits, including the payments and benefits under Section 4 hereof, being hereinafter referred to as the “Total Payments”)

would be subject (in whole or part), to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), then, the Total Payments shall be reduced, to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax but only if (i) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments) is greater than or equal to (ii) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income taxes on such Total Payments and the amount of Excise Tax to which the Executive would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments). The Executive shall have a right to review and provide comment on the foregoing calculations. If the Total Payments are so reduced, the Company shall reduce or eliminate the Total Payments (A) by first reducing or eliminating the portion of the Total Payments which are not payable in cash (other than that portion of the Total Payments subject to clause (C) hereof), (B) then by reducing or eliminating cash payments (other than that portion of the Total Payments subject to clause (C) hereof) and (C) then by reducing or eliminating the portion of the Total Payments (whether payable in cash or not payable in cash) to which Treasury Regulation § 1.280G-1 Q/A 24(c) (or successor thereto) applies, in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time.

(b)Certain Exclusions. For purposes of determining whether and the extent to which the Total Payments will be subject to the Excise Tax, (i) no portion of the Total Payments the receipt or enjoyment of which the Executive shall have waived at such time and in such manner as not to constitute a “payment” within the meaning of Section 280G(b) of the Code shall be taken into account; (ii) no portion of the Total Payments shall be taken into account which, in the written opinion of an independent, nationally recognized accounting firm (the “Independent Advisors”) selected by the Company, does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (including by reason of Section 280G(b)(4)(A) of the Code) and, in calculating the Excise Tax, no portion of such Total Payments shall be taken into account which, in the opinion of Independent Advisors, constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the “base amount” (as defined in Section 280G(b)(3) of the Code) allocable to such reasonable compensation; and
(iii) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the Independent Advisors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.

7.Restrictive Covenants.

(a)The Executive hereby acknowledges that the Executive is concurrently entering into an agreement with the Company, substantially in the form attached hereto as Exhibit D, containing confidentiality, intellectual property assignment, non-competition, non-solicitation and other protective covenants (the “PIIA”), that the Executive shall be bound by the terms and conditions of the PIIA, and that such agreement shall supersede the covenants contained in any other written agreement between the Company and the Executive.

(b)During and after the Executive’s employment or other service with the Company and/or any of its subsidiaries, the Executive agrees to not, at any time, make, directly or indirectly, any oral or written statements that are disparaging of the Company or any of its subsidiaries, the products or services of the other party or any of its subsidiaries, or any of the Company’s present or former officers, equity holders, directors or employees; provided that the Executive may confer in confidence with his legal representatives and make demonstrably true statements. During and after the Executive’s employment or other service with the Company and/or any of its subsidiaries, the Company agrees that the Company’s Board members and officers shall not, at any time, make, directly or indirectly, any oral or written statements that are disparaging of the Executive; provided that such individuals may confer in confidence with his or her or the Company’s legal representatives and make demonstrably true statements.

(c)Notwithstanding anything in this Agreement or the PIIA to the contrary, nothing contained in this Agreement shall prohibit either party (or either party’s attorney(s)) from (i) filing a charge with, reporting possible violations of federal law or regulation to, participating in any investigation by, or cooperating with the U.S. Securities and Exchange Commission, the Financial Industry Regulatory Authority, the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the U.S. Commodity Futures Trading Commission, the
U.S. Department of Justice or any other securities regulatory agency, self-regulatory authority or federal, state or local regulatory authority (collectively, “Government Agencies”), or making other disclosures that are protected under the whistleblower provisions of applicable law or regulation, (ii) communicating directly with, cooperating with, or providing information (including trade secrets) in confidence to any Government Agencies for the purpose of reporting or investigating a suspected violation of law, or from providing such information to such party’s attorney(s) or in a sealed complaint or other document filed in a lawsuit or other governmental proceeding, and/or (iii) receiving an award for information provided to any Government Agency. Pursuant to 18 USC Section 1833(b), (1) the Executive will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made:
(x) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (y) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal and (2) the Executive acknowledges that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order. Further, nothing in this Agreement is intended to or shall preclude either party from providing truthful testimony in response to a valid subpoena, court order, regulatory request or other judicial, administrative or legal process or otherwise as required by law. If the Executive is required to provide testimony, then unless otherwise directed or requested by a Government Agency or law enforcement, the Executive shall notify the Company as soon as reasonably practicable after receiving any such request of the anticipated testimony.

8.Representations. The Executive hereby represents and warrants to the Company that (a) the Executive is entering into this Agreement voluntarily and that the performance of the Executive’s obligations hereunder will not violate any agreement between the Executive and any other person, firm, organization or other entity, or any policy, program or code of such other person, firm, organization or other entity person, and (b) the Executive is not bound by the terms of any agreement with any previous employer or other party to refrain from competing, directly or indirectly, with the business of such previous employer or other party that would be violated by the Executive’s entering into this Agreement and/or providing services to the Company pursuant to the terms of this Agreement.

9.Successors.

(a)This Agreement is personal to the Executive and, without the prior written consent of the Company, shall not be assignable by the Executive other than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.

(b)This Agreement shall inure to the benefit of and be binding upon the Company and its respective successors and assigns.

10.Certain Definitions.

(a)“Board” means the Board of Directors of Holdings.

(b)“Cause” means the occurrence of any one or more of the following events:

(i)the Executive’s willful failure to substantially perform the Executive’s duties with the Company (other than any such failure resulting from the Executive’s incapacity due to physical or mental illness or any such actual or anticipated failure after the Executive’s issuance of a Notice of Termination for Good Reason), including the Executive’s willful failure to follow any reasonable and lawful directive from the Board within the reasonable scope of the Executive’s duties. For the avoidance of doubt, the Executive’s failure to satisfy any specific performance goal or metric or the Company’s failure to attain any specific level of financial performance shall not constitute a failure to perform for purposes of this clause (i);

(ii)the Executive’s commission of or entry of a plea of guilty or nolo contendere to a felony crime (excluding vehicular crimes) or a crime of moral turpitude;

(iii)the Executive’s material breach of any material obligation under any written agreement with the Company or its affiliates or under any applicable policy of the Company or its affiliates that has been provided to or made available to the Executive (including any code of conduct or harassment policies), and the Executive’s failure to correct the same (if capable of correction, as determined by the Board), within 30 days after a written notice is delivered to the Executive, which demand specifically identifies the manner in which the Board believes that the Executive has materially breached such agreement;

(iv)any act of fraud, embezzlement, theft or misappropriation from the Company or its affiliates by the Executive; or

(v)the Executive’s willful misconduct or gross negligence with respect to any material aspect of the Company’s business or a material breach by the Executive of the Executive’s fiduciary duty to the Company or its affiliates, which willful misconduct, gross negligence or material breach has a material and demonstrable adverse effect on the Company or its subsidiaries.

Notwithstanding the foregoing, except with respect to clause (ii), the Executive’s employment will not be terminated for Cause unless and until (1) the Company provides the Executive with written notice setting forth the facts and circumstances claimed by the Company to constitute Cause, and (2) the Executive fails to cure or remedy such acts or omissions within 15 business days following his receipt of such notice; provided, however, that with respect to clause (i), the Board shall specifically identify the manner in which the Board believes that the Executive has not performed the Executive’s duties, and the Executive’s cure period shall be 30 (rather than 15) business days. Further, no act or failure to act on the Executive’s part shall be considered “willful” unless the Company reasonably and in good faith determines it is done, or omitted to be done, in bad faith or without reasonable belief that the Executive’s act or omission was in the best interests of the Company. Without limitation, any act, or failure to act, based upon express authority given pursuant to a resolution duly adopted by the Board with respect to such act or omission, or based upon the advice of legal counsel for the Company, shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company.

(c)“COBRA Period” means the period beginning on the Date of Termination and ending on the first anniversary thereof.

(d)“Code” means the Internal Revenue Code of 1986, as amended and the regulations thereunder.

(e)“Date of Termination” means the date on which the Executive’s employment with the Company terminates.

(f)“Disability” means that the Executive has become entitled to receive benefits under an applicable Company long-term disability plan or, if no such plan covers the Executive, the Executive’s inability, due to physical or mental illness, to perform the essential functions of the Executive’s job, with or without a reasonable accommodation for 180 consecutive days as determined by a physician of the Executive's choosing.

(g)“Good Reason” means the occurrence of any one or more of the following events without the Executive’s prior written consent, unless the Company fully corrects the circumstances constituting Good Reason (provided such circumstances are capable of correction) as provided below:

(i)a material diminution in the Executive’s Base Salary or Target Bonus, other than as part of an across-the-board reduction applicable to the Company’s senior executives;

(ii)a change in the geographic location of the Principal Location by more than 35 miles from its existing location;

(iii)a material diminution in the Executive’s title, authority or duties (including, without limitation and as applicable, the Executive ceasing to serve as the chief executive officer of the entity that is the ultimate parent entity of the Company (or its successor) and/or ceasing to report to the board of directors of such ultimate parent entity); or

(iv)the Company’s material breach of this Agreement or the Award
Agreements.

Notwithstanding the foregoing, the Executive will not be deemed to have resigned for Good Reason unless (1) the Executive provides the Company with written notice setting forth in reasonable detail the facts and circumstances claimed by the Executive to constitute Good Reason within 45 days after the date of the occurrence of any event that the Executive knows or should reasonably have known to constitute Good Reason, (2) the Company fails to cure such acts or omissions within 30 days following its receipt of such notice, and (3) the effective date of the Executive’s termination for Good Reason occurs no later than 60 days after the expiration of the Company’s cure period (or such longer period not to exceed two years after the occurrence of the event as mutually agreed by the parties).

(h)“Inducement Plan” means the Company’s 2022 Employment Inducement Incentive Award Plan, as amended from time to time.

(i)“Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (iii) if the Date of Termination is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than 30 days after the giving of such notice unless as otherwise provided upon a termination for Good Reason).

(j)“Qualifying Termination” means a termination of the Executive’s employment (i) by the Company without Cause (other than by reason of the Executive’s death or Disability), (ii) by the

Executive for Good Reason or (iii) by reason of a Non-Renewal of the Employment Period by the Company and the Executive is willing and able, at the time of such Non-Renewal, to continue performing services on the terms and conditions set forth herein during the Renewal Term.

(k)“Section 409A” means Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder.

(l)“Separation from Service” means a “separation from service” (within the meaning of Section 409A).

11.Indemnification. The Company shall indemnify the Executive to the fullest extent permitted by applicable law in the event that the Executive was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, by reason of the fact that the Executive is or was a director, officer, employee or agent of the Company or any of its affiliates, whether or not the claim is asserted during the Employment Period. The Executive shall be covered under any directors’ and officers’ insurance that the Company maintains for its directors and other officers in the same manner and on the same basis as the Company’s directors and other officers. The protections of this Section 11 shall be in addition to (rather than in lieu of) the indemnification rights of the Executive under applicable law, the Company’s governing documents and in any written agreement between the Executive and the Company or any of its affiliates.

12.Miscellaneous.

(a)Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

(b)Notices. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive: at the Executive’s most recent address on the records of the Company.

If to the Company:

Oscar Health, Inc.
75 Varick Street, 5th Floor New York, NY 10013 Attention: General Counsel
Email: corporate@hioscar.com

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

(c)Sarbanes-Oxley Act of 2002. Notwithstanding anything herein to the contrary, if the Company determines, in its good faith judgment, that any transfer or deemed transfer of funds hereunder is likely to be construed as a personal loan prohibited by Section 13(k) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”), then such transfer or deemed transfer shall not be made to the extent necessary or appropriate so as not to violate the Exchange Act and the rules and regulations promulgated thereunder.

(d)Section 409A of the Code.

(i)To the extent applicable, this Agreement shall be interpreted in accordance with Section 409A. Notwithstanding any provision of this Agreement to the contrary, if the Company determines that any compensation or benefits payable under this Agreement may be subject to Section 409A, the Company shall work in good faith with the Executive to adopt such amendments to this Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Company determines are necessary or appropriate to avoid the imposition of taxes under Section 409A, including without limitation, actions intended to (i) exempt the compensation and benefits payable under this Agreement from Section 409A, and/or (ii) comply with the requirements of Section 409A; provided, however, that this Section 12(d) shall not create an obligation on the part of the Company to adopt any such amendment, policy or procedure or take any such other action, nor shall the Company have any liability for failing to do so.

(ii)Any right to a series of installment payments pursuant to this Agreement is to be treated as a right to a series of separate payments. To the extent permitted under Section 409A, any separate payment or benefit under this Agreement or otherwise shall not be deemed “nonqualified deferred compensation” subject to Section 409A to the extent provided in the exceptions in Treasury Regulation Section 1.409A-1(b)(4), Section 1.409A-1(b)(9) or any other applicable exception or provision of Section 409A. Any payments subject to Section 409A that are subject to execution of a waiver and release which may be executed and/or revoked in a calendar year following the calendar year in which the payment event (such as termination of employment) occurs shall commence payment only in the calendar year in which the consideration period or, if applicable, release revocation period ends, as necessary to comply with Section 409A. All payments of nonqualified deferred compensation subject to Section 409A to be made upon a termination of employment under this Agreement may only be made upon the Executive’s Separation from Service.

(iii)To the extent that any payments or reimbursements provided to the Executive under this Agreement are deemed to constitute compensation to the Executive to which Treasury Regulation Section 1.409A-3(i)(1)(iv) would apply, such amounts shall be paid or reimbursed reasonably promptly, but not later than December 31 of the year following the year in which the expense was incurred. The amount of any such payments eligible for reimbursement in one year shall not affect the payments or expenses that are eligible for payment or reimbursement in any other taxable year, and the Executive’s right to such payments or reimbursement of any such expenses shall not be subject to liquidation or exchange for any other benefit.

(e)Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(f)Withholding. The Company may withhold from any amounts payable under this Agreement such federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(g)No Waiver. The Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder, including, without limitation, the right of the Executive to terminate employment for Good Reason pursuant to Section 3(c) hereof, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

(h)Entire Agreement. As of the Effective Date, this Agreement (including the PIIA, the Award Agreements, any option agreements evidencing Holdings stock options previously granted to the Executive and held by the Executive as of the Effective Date (the “Stock Options”) and the Prior Agreement, solely as it relates to Stock Options, and any indemnification agreement between the Executive and the Company or any of its affiliates), constitutes the final, complete and exclusive agreement between the Executive and the Company with respect to the subject matter hereof and replaces and supersedes any and all other agreements, offers or promises, whether oral or written, by any member of the Company and its subsidiaries or affiliates, or representative thereof . For clarity, the Executive’s transition from his prior position as a consultant to the Company’s Chief Executive Officer and a member of the Board shall not constitute a termination of service for purposes of any Stock Option, and his employment with the Company and/or service as a member of the Board shall constitute the continuation of service for all purposes with respect to the Stock Options. Notwithstanding anything herein to the contrary, this Agreement and the obligations and commitments hereunder shall neither commence nor be of any force or effect prior to the Effective Date.

(i)Arbitration.

(i)Any controversy or dispute that establishes a legal or equitable cause of action (“Arbitration Claim”) between any two or more Persons Subject to Arbitration, including any controversy or dispute, whether based on contract, common law, or federal, state or local statute or regulation, arising out of, or relating to the Executive’s service or the termination thereof, shall be submitted to final and binding arbitration as the sole and exclusive remedy for such controversy or dispute in accordance with the rules of JAMS pursuant to its Employment Arbitration Rules and Procedures, which are available at http://www.jamsadr.com/rules-employment-arbitration/, and the Company will provide a copy upon the Executive’s request. Notwithstanding the foregoing, this Agreement shall not require any Person Subject to Arbitration to arbitrate pursuant to this Agreement any claims: (A) under a Company benefit plan subject to the Employee Retirement Income Security Act, as amended; or (B) as to which applicable law not preempted by the Federal Arbitration Act prohibits resolution by binding arbitration. Either party may seek provisional non- monetary remedies in a court of competent jurisdiction to the extent that such remedies are not available or not available in a timely fashion through arbitration. It is the parties’ intent that issues of arbitrability of any dispute shall be decided by the arbitrator.

(ii)“Persons Subject to Arbitration” means, individually and collectively,
(A) the Executive, (B) any person in privity with or claiming through, on behalf of or in the right of the Executive, (C) the Company, (D) any past, present or future affiliate, employee, officer, director or agent of the Company, and/or (E) any person or entity alleged to be acting in concert with or to be jointly liable with any of the foregoing.

(iii)The arbitration shall take place before a single neutral arbitrator at the JAMS office in New York, New York. Such arbitrator shall be provided through JAMS by mutual agreement of the parties to the arbitration; provided that, absent such agreement, the arbitrator shall be selected in accordance with the rules of JAMS then in effect. The arbitrator shall permit reasonable discovery. The award or decision of the arbitrator shall be rendered in writing; shall be final and binding on the parties; and may be enforced by judgment or order of a court of competent jurisdiction.

(iv)THE EXECUTIVE AND THE COMPANY UNDERSTAND THAT BY AGREEING TO ARBITRATE ANY ARBITRATION CLAIM, THEY WILL NOT HAVE THE RIGHT TO HAVE ANY ARBITRATION CLAIM DECIDED BY A JURY OR A COURT, BUT SHALL INSTEAD HAVE ANY ARBITRATION CLAIM DECIDED THROUGH ARBITRATION.

(v)THE EXECUTIVE AND THE COMPANY WAIVE ANY CONSTITUTIONAL OR OTHER RIGHT TO BRING CLAIMS COVERED BY THIS AGREEMENT OTHER THAN IN THEIR INDIVIDUAL CAPACITIES. EXCEPT AS MAY BE PROHIBITED BY LAW, THIS WAIVER INCLUDES THE ABILITY TO ASSERT CLAIMS AS A PLAINTIFF OR CLASS MEMBER IN ANY PURPORTED CLASS OR REPRESENTATIVE PROCEEDING.

(vi)This Section 12(i) shall be interpreted to conform to any applicable law concerning the terms and enforcement of agreements to arbitrate service disputes. To the extent any terms or conditions of this Section 12(i) would preclude its enforcement, such terms shall be severed or interpreted in a manner to allow for the enforcement of this Section 12(i). To the extent applicable law imposes additional requirements to allow enforcement of this Section 12(i), this Agreement shall be interpreted to include such terms or conditions.

(j)Amendment; Survival. No amendment or other modification of this Agreement shall be effective unless made in writing and signed by the parties hereto. The respective rights and obligations of the parties under this Agreement shall survive the Executive’s termination of employment and the termination of this Agreement to the extent necessary for the intended preservation of such rights and obligations.

(k)Counterparts. This Agreement and any agreement referenced herein may be executed in two or more counterparts, each of which shall be deemed an original but which together shall constitute one and the same instrument.

(l)Clawback. The compensation payable hereunder shall be subject to (i) any Company clawback or recoupment policy required in order to comply with applicable law, including the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder and (ii) any Company clawback or recoupment policy approved by the Board which applies to the senior executives of the Company. The Company and the Executive acknowledge that this Section 12(l) is not intended to limit any clawback and/or disgorgement of such compensation pursuant to Section 304 of the Sarbanes-Oxley Act of 2002.

[SIGNATURES APPEAR ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and, pursuant to the authorization from the Board, each of Holdings and OpCo has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

“HOLDINGS”

Oscar Health, Inc.

By: ____/s/ Jeff Boyd____________________________
Name: Jeff Boyd
Title: Chairman

“OPCO”

Oscar Management Corporation

By: ____/s/ R. Scott Blackley_____________________
Name: R. Scott Blackley
Title: Chief Transformation Officer

“EXECUTIVE”

By: ___/s/ Mark Bertolini_____________________
Name: Mark Bertolini

Attachments:

Schedule 1: Pre-Approved Board Participation and Advisory Activities

Exhibit A: Initial RSU Award Agreement

Exhibit B: Initial PSU Award Agreement

Exhibit C: Release

Exhibit D: PIIA

[Signature Page to Employment Agreement]

SCHEDULE 1
PRE-APPROVED BOARD PARTICIPATION AND ADVISORY ACTIVITIES

EXHIBIT A
INITIAL RSU AWARD AGREEMENT

[Attached]

RESTRICTED STOCK UNIT GRANT NOTICE

Oscar Health, Inc., a Delaware corporation (the “Company”), has granted to the participant listed below (“Participant”) the Restricted Stock Units (the “RSUs”) described in this Restricted Stock Unit Grant Notice (this “Grant Notice”), subject to the terms and conditions of the Oscar Health, Inc. 2022 Employment Inducement Award Plan (as amended from time to time, the “Plan”) and the Restricted Stock Unit Agreement attached hereto as Exhibit A (the “Agreement”), both of which are incorporated into this Grant Notice by reference. Capitalized terms not specifically defined in this Grant Notice or the Agreement have the meanings given to them in the Plan.

Participant:    Mark Bertolini
Grant Date:    April 3, 2023
Number of RSUs:    2,866,666
Vesting Commencement Date:    April 3, 2023
Vesting Schedule:    The RSUs shall vest with respect to 1/3 of the RSUs granted hereunder on each of the first three anniversaries of the Vesting Commencement Date, subject to Participant’s continued Service (as defined on Exhibit A) through the applicable vesting date (except as provided in the Agreement).

By accepting (whether in writing, electronically or otherwise) the RSUs, Participant agrees to be bound by the terms of this Grant Notice, the Plan and the Agreement. In addition, Participant acknowledges and agrees to be bound by the forfeiture provisions related to the Restrictive Covenants (as defined on Exhibit A) set forth in Section 2.1(b) of the Agreement. Participant has reviewed the Plan, this Grant Notice and the Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Grant Notice and fully understands all provisions of the Plan, this Grant Notice and the Agreement. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under the Plan, this Grant Notice or the Agreement.

OSCAR HEALTH, INC.    PARTICIPANT

By:    ____________________________    _______________________________________
Name: ____________________________    Mark Bertolini Title: ____________________________

Exhibit A

RESTRICTED STOCK UNIT AGREEMENT

ARTICLE I.
GENERAL

1.1Award of RSUs; Employment Inducement Award. The Company has granted the RSUs to Participant effective as of the Grant Date set forth in the Grant Notice (the “Grant Date”). The Award (as defined below) is intended to constitute an “employment inducement award” under New York Stock Exchange (“NYSE”) Rule 303A.08, and consequently is intended to be exempt from the NYSE rules regarding stockholder approval of stock option plans or other equity compensation arrangements. This Restricted Stock Unit Agreement (this “Agreement”) and the terms and conditions of the Award shall be interpreted in accordance and consistent with such exemption. Each RSU represents the right to receive one Share as set forth in this Agreement. Participant will have no right to the distribution of any Shares until the time (if ever) the RSUs have vested.

1.2Incorporation of Terms of Plan. The RSUs are subject to the terms and conditions set forth in this Agreement and the Plan, which is incorporated herein by reference.

1.3Unsecured Promise. The RSUs will at all times prior to settlement represent an unsecured Company obligation payable only from the Company’s general assets.

1.4Definitions. Capitalized terms not specifically defined in this Agreement have the meanings specified in the Grant Notice or, if not defined in the Grant Notice, in the Plan. In addition, the following defined terms shall apply:

(a)“Death/Disability Termination” means a termination of Participant’s Service due to Participant’s death or Disability (as defined in the Employment Agreement), whether occurring in Participant’s capacity as a member of the Board, Chief Executive Officer of the Company or both.

(b)“Employment Agreement” means that certain Employment Agreement, dated as of March 28, 2023 by and among Participant, the Company and Oscar Management Corporation, as amended from time to time.

(c)“Post-Termination Vesting Period” means the period commencing on the last vesting date that occurred immediately prior to the Death/Disability Termination (or, with respect to the first vesting tranche hereunder, the Grant Date) and ending on, and including, the Next-Scheduled Vesting Date.

(d)“Qualifying Termination” means a termination of Participant’s Service (i) by the Company without Cause or (ii) by Participant for Good Reason (each such term as defined in the Employment Agreement); provided, however, that in the event Participant experiences a termination by the Company without Cause or by Participant for Good Reason in Participant’s capacity as the Chief Executive Officer of the Company and remains in Service for any duration thereafter in the capacity of a member of the Board, Participant shall be entitled to the service credit contemplated in Section 2(c)(i) of this Agreement (including the 12-month additional credit), treating the date of such termination as the date Participant ceases to be a member of the Board (with settlement of such RSUs occurring on or after such date or such earlier date as is necessary to ensure the RSUs are exempt from Section 409A (it being understood that in any such vesting and settlement during Participant’s Service as a member of the Board that may be necessary for tax purposes shall be without prejudice to Participant’s continued vesting in the remaining RSUs in connection with such ongoing Service).

(e)“Restrictive Covenants” means the restrictions set forth in Section 7 of the Employment Agreement, as well as any other restrictive covenants to which Participant is bound pursuant to any written agreement with the Company or any of its Subsidiaries.

(f)“Service” means, notwithstanding anything to the contrary in the Plan, Participant’s continued employment or service with the Company or any of its subsidiaries in Participant’s capacity as the Chief Executive Officer of the Company or as a member of the Board.

ARTICLE II.
VESTING; FORFEITURE AND SETTLEMENT

2.1Vesting; Forfeiture; Termination of Service.

(a)General. Subject to Sections 2.1(b) and (c) below, the RSUs will vest according to the vesting schedule in the Grant Notice, except that any fraction of an RSU that would otherwise be vested will be accumulated and will vest only when a whole RSU has accumulated. Notwithstanding the generality of the foregoing, if an Assumption does not occur with respect to the Award in connection with the Change in Control, any RSUs as of the Change in Control shall vest as of the date of the Change in Control in accordance with Section 8.3 of the Plan.

(b)Restrictive Covenants. In consideration of the grant of the RSUs hereunder, and further as a material inducement for the Company to enter into this Agreement with Participant and to grant Participant the RSUs, Participant hereby acknowledges and agrees that Participant shall continue to be bound by the Restrictive Covenants. In the event Participant breaches the Restrictive Covenants (as finally determined by a third-party adjudicator in accordance with the provisions of this Agreement and the Plan), then to the greatest extent permitted by Applicable Law (and except as otherwise determined by the Administrator), unvested RSUs automatically will be forfeited and terminated as of such breach without consideration therefor.

(c)Qualifying Termination; Death/Disability Termination.

(i)If Participant experiences a Qualifying Termination, then the RSUs shall vest on an accelerated basis as of the date of such Qualifying Termination in an amount equal to the number of RSUs that would have vested had Participant remained in continuous Service until the 12-month anniversary of the Qualifying Termination, and assuming the RSUs vest in equal daily installments (rather than annual installments) over the vesting period. Notwithstanding the foregoing, in the event that a Qualifying Termination (including if Participant ceases to serve as a member of the Board at the request or as a result of the actions of the Company, its affiliates, an acquirer or other third party) occurs on or within 12 months following a Change in Control, then all RSUs hereunder shall (to the extent then-unvested) become fully vested on an accelerated basis as of the date of such Qualifying Termination.

(ii)If Participant experiences a Death/Disability Termination, then the RSUs shall vest on an accelerated basis as of the date of such Death/Disability Termination in an amount equal to the number of RSUs that would have vested had Participant remained in continuous Service until the first vesting date (if any) that is scheduled to occur immediately following the date of such Death/Disability Termination (the “Next-Scheduled Vesting Date”), pro-rated according to the number of full days Participant remained in continuous Service during the Post-Termination Vesting Period. Notwithstanding the foregoing, in the event that a Death/Disability Termination occurs on or within 12 months following a Change in Control, then all RSUs hereunder shall (to the extent then-unvested) become fully vested on an accelerated basis as of the date of such Death/Disability Termination.

(iii)The treatment set forth in Section 2.1(c)(i) or (ii) is subject to and conditioned upon Participant’s (or Participant’s estate’s) timely execution, delivery and non-revocation of a general release of claims substantially in the form attached to the Employment Agreement (the “Release”) and on the timing contemplated by the Employment Agreement, and continued compliance with applicable Restrictive Covenants. The Company may update the Release to the extent necessary to reflect changes in law. For the avoidance of doubt, any RSUs shall remain outstanding and eligible to vest following the date of any Qualifying Termination or Death/Disability Termination, as applicable, and shall actually vest upon the effective date of the Release, if later.

(d)Other Terminations of Service. In the event of a termination of Participant’s Service for any reason other than due to a Qualifying Termination or a Death/Disability Termination, all then-unvested RSUs will immediately and automatically be cancelled and forfeited as of the date of such termination without consideration therefor, except as otherwise determined by the Administrator or provided in a binding written agreement between Participant and the Company.

2.2Settlement.

(a)The RSUs will be paid in Shares as soon as administratively practicable after the vesting of the applicable RSU, but in no event later than 30 days following the RSU’s vesting date.

(b)Notwithstanding the foregoing, the Company may delay any payment under this Agreement that the Company reasonably determines would violate Applicable Law until the earliest date the Company reasonably determines the making of the payment will not cause such a violation (in accordance with Treasury Regulation Section 1.409A-2(b)(7)(ii)); provided the Company reasonably believes the delay will not result in the imposition of excise taxes under Section 409A.

ARTICLE III.
TAXATION AND TAX WITHHOLDING

3.1Representation. Participant represents to the Company that Participant has reviewed with Participant’s own tax advisors the tax consequences of this award of RSUs (the “Award”) and the transactions contemplated by the Grant Notice and this Agreement. Participant is relying solely on such advisors and not on any statements or representations of the Company or any of its agents.

3.2Tax Withholding.

(a)Subject to Section 3.2(b), payment of the withholding tax obligations with respect to the Award may be by cash or check.

(b)Subject to Section 10.17 of the Plan, delivery (including electronically or telephonically to the extent permitted by the Company) by Participant to the Company of a copy of irrevocable and unconditional instructions to a broker acceptable to the Company that Participant has placed a market sell order with such broker with respect to Shares then-issuable upon settlement of the Award, and that the broker has been directed to deliver promptly to the Company funds sufficient to satisfy the applicable tax withholding obligations; provided, that payment of such proceeds is then made to the Company at such time as may be required by the Administrator.

(c)Subject to the consent of the Administrator as determined in its sole discretion which shall not be unreasonably withheld, the Company may withhold, or cause to be withheld, Shares otherwise vesting or issuable under this Award in satisfaction of any applicable withholding tax obligation. The number of Shares which may be so withheld shall be such number of Shares which have a Fair Market

Value on the date of withholding equal to the aggregate amount of such liabilities based on the maximum individual statutory withholding rates in Participant’s applicable jurisdictions for federal, state, local and foreign income tax and payroll tax purposes that are applicable to such taxable income.

(d)Participant acknowledges that Participant is ultimately liable and responsible for all taxes owed in connection with the RSUs, regardless of any action the Company or any Subsidiary takes with respect to any tax withholding obligations that arise in connection with the RSUs. Neither the Company nor any Subsidiary makes any representation or undertaking regarding the treatment of any tax withholding in connection with the awarding, vesting or payment of the RSUs or the subsequent sale of Shares. The Company and its Subsidiaries do not commit and are under no obligation to structure the RSUs to reduce or eliminate Participant’s tax liability.

ARTICLE IV.
OTHER PROVISIONS

4.1Adjustments. Participant acknowledges that the RSUs and the Shares subject to the RSUs are subject to adjustment, modification and termination in certain events as provided in this Agreement and the Plan.

4.2Clawback. Notwithstanding Section 10.13 of the Plan, the Award and the Shares issuable hereunder shall be subject to (i) any Company clawback or recoupment policy required in order to comply with Applicable Law, including the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder and (ii) any Company clawback or recoupment policy approved by the Board which applies to the senior executives of the Company. The Company and Participant acknowledge that neither this Section 4.2 nor Section 10.13 of the Plan are intended to limit any clawback and/or disgorgement of the Award and/or the Shares issuable hereunder pursuant to Section 304 of the Sarbanes-Oxley Act of 2002.

4.3Notices. Any notice to be given under the terms of this Agreement to the Company must be in writing and addressed to the Company in care of the Company’s General Counsel at the Company’s principal office or the General Counsel’s then-current email address or facsimile number. Any notice to be given under the terms of this Agreement to Participant must be in writing and addressed to Participant (or, if Participant is then deceased, to the Designated Beneficiary) at Participant’s last known mailing address, email address or facsimile number in the Company’s personnel files. By a notice given pursuant to this Section, either party may designate a different address for notices to be given to that party. Any notice will be deemed duly given when actually received, when sent by email, when sent by certified mail (return receipt requested) and deposited with postage prepaid in a post office or branch post office regularly maintained by the United States Postal Service, when delivered by a nationally recognized express shipping company or upon receipt of a facsimile transmission confirmation.

4.4Titles. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

4.5Conformity to Securities Laws. Participant acknowledges that the Plan, the Grant Notice and this Agreement are intended to conform to the extent necessary with all Applicable Laws and, to the extent Applicable Laws permit, will be deemed amended as necessary to conform to Applicable Laws.

4.6Successors and Assigns. The Company may assign any of its rights under this Agreement to a single or multiple assignees, and this Agreement will inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth in this Agreement or the Plan, this

Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

4.7Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan or this Agreement, if Participant is subject to Section 16 of the Exchange Act, the Plan, the Grant Notice, this Agreement and the RSUs will be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3) that are requirements for the application of such exemptive rule. To the extent Applicable Laws permit, this Agreement will be deemed amended as necessary to conform to such applicable exemptive rule.

4.8Entire Agreement; Amendment. The Plan, the Grant Notice, this Agreement (including any exhibit hereto) and the Employment Agreement constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the Company and Participant with respect to the subject matter hereof. To the extent permitted by the Plan, this Agreement may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Administrator or the Board; provided, however, that except as may otherwise be provided by the Plan, no amendment, modification, suspension or termination of this Agreement shall materially and adversely affect the RSUs without the prior written consent of Participant.

4.9Agreement Severable. In the event that any provision of the Grant Notice or this Agreement is held illegal or invalid, the provision will be severable from, and the illegality or invalidity of the provision will not be construed to have any effect on, the remaining provisions of the Grant Notice or this Agreement.

4.10Limitation on Participant’s Rights. Participation in the Plan confers no rights or interests other than as herein provided. This Agreement creates only a contractual obligation on the part of the Company as to amounts payable and may not be construed as creating a trust. Neither the Plan nor any underlying program, in and of itself, has any assets. Participant will have only the rights of a general unsecured creditor of the Company with respect to amounts credited and benefits payable, if any, with respect to the RSUs, and rights no greater than the right to receive cash or the Shares as a general unsecured creditor with respect to the RSUs, as and when settled pursuant to the terms of this Agreement.

4.11Not a Contract of Employment or Service. Nothing in the Plan, the Grant Notice or this Agreement confers upon Participant any right to continue in the employ or service of the Company or any Subsidiary or interferes with or restricts in any way the rights of the Company and its Subsidiaries, which rights are hereby expressly reserved, to discharge or terminate the services of Participant at any time for any reason whatsoever, with or without cause, except to the extent expressly provided otherwise in a written agreement between the Company or a Subsidiary and Participant.

4.12Counterparts. The Grant Notice may be executed in one or more counterparts, including by way of any electronic signature, subject to Applicable Law, each of which will be deemed an original and all of which together will constitute one instrument.

* * * * *

EXHIBIT B
INITIAL PSU AWARD AGREEMENT

[Attached]

PERFORMANCE-BASED RESTRICTED STOCK UNIT GRANT NOTICE

Oscar Health, Inc., a Delaware corporation (the “Company”), has granted to the participant listed below (“Participant”) the performance-based Restricted Stock Units (the “PSUs”) described in this Performance-Based Restricted Stock Unit Grant Notice (this “Grant Notice”), subject to the terms and conditions of the Oscar Health, Inc. 2022 Employment Inducement Award Plan (as amended from time to time, the “Plan”) and the Performance-Based Restricted Stock Unit Agreement attached hereto as Exhibit A, the Vesting Schedule attached as Exhibit B (Exhibits A and B, collectively, the “Agreement”), both of which are incorporated into this Grant Notice by reference. Capitalized terms not specifically defined in this Grant Notice or the Agreement have the meanings given to them in the Plan.

Participant:    Mark Bertolini
Grant Date:    April 3, 2023
Number of Total PSUs:    7,453,334
Expiration Date    April 3, 2026 following the close of trading
Vesting Schedule:    Exhibit B

By accepting (whether in writing, electronically or otherwise) the PSUs, Participant agrees to be bound by the terms of this Grant Notice, the Plan and the Agreement. In addition, Participant acknowledges and agrees to be bound by the forfeiture provisions related to the Restrictive Covenants (as defined on Exhibit A) set forth in Section 2.1(b) of the Agreement. Participant has reviewed the Plan, this Grant Notice and the Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Grant Notice and fully understands all provisions of the Plan, this Grant Notice and the Agreement. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under the Plan, this Grant Notice or the Agreement.

OSCAR HEALTH, INC.    PARTICIPANT

By:    ___________________________     ____________________________________
Name:     ___________________________
Title:         Mark Bertolini

Exhibit A

PERFORMANCE-BASED RESTRICTED STOCK UNIT AGREEMENT

WHEREAS, the Company has granted the PSUs to Participant, effective as of the Grant Date set forth in the Grant Notice (the “Grant Date”); and

WHEREAS, in connection therewith, the parties desire to enter into this Performance-Based Restricted Stock Unit Agreement (together with the Grant Notice and the Vesting Schedule attached as Exhibit B hereto, this “Agreement”).

NOW, THEREFORE, the Company and Participant hereby agree as follows:

ARTICLE I.
GENERAL

1.1Award of PSUs. Each PSU represents the right to receive one Share, as set forth in this Agreement. Participant will have no right to the distribution of any Shares until the time (if ever) the PSUs have vested. The award of PSUs granted hereunder (the “Award”) is intended to constitute an “employment inducement award” under New York Stock Exchange (“NYSE”) Rule 303A.08, and consequently is intended to be exempt from the NYSE rules regarding stockholder approval of stock option plans or other equity compensation arrangements. This Agreement and the terms and conditions of the Award shall be interpreted in accordance and consistent with such exemption.

1.2Incorporation of Terms of Plan. The PSUs are subject to the terms and conditions set forth in this Agreement and the Plan, which is incorporated herein by reference.

1.3Unsecured Promise. The PSUs will at all times prior to settlement represent an unsecured Company obligation payable only from the Company’s general assets.

1.4Definitions.    Capitalized terms not specifically defined in this Agreement have the meanings specified in the Grant Notice or in the Plan. In addition, the following defined terms shall apply:

(a)“Employment Agreement” means that certain Employment Agreement, dated as of March 28, 2023 by and among Participant, the Company and Oscar Management Corporation, as amended from time to time.

(b)“Qualifying Termination” means a termination of Participant’s Service (i) by the Company without Cause, (ii) by Participant for Good Reason or (iii) due to Participant’s death or Disability (each such term as defined in the Employment Agreement).

(c)“Qualifying Termination Measurement Date” means the date of Participant’s Qualifying Termination or, if the public announcement of Participant’s Qualifying Termination is on such date, the date immediately preceding the date of Participant’s Qualifying Termination.

(d)“Restrictive Covenants” means the restrictions set forth in Section 7 of the Employment Agreement.

(e)“Service” means, notwithstanding anything to the contrary in the Plan, Participant’s continued employment or service with the Company or any of its subsidiaries in Participant’s capacity as the Chief Executive Officer of the Company.

ARTICLE II.
VESTING; FORFEITURE AND SETTLEMENT

2.1General Vesting; Forfeiture.

(a)General. The PSUs will be earned and vest in connection with the achievement of Price Per Share Goals during the Performance Period (each as defined in and as set forth in Exhibit B), subject to Participant’s continued Service through the Expiration Date set forth in the Grant Notice (the “Expiration Date”), except to the extent provided in Sections 2.2 and 2.3 below. Any PSUs that remain outstanding and unvested following the close of trading on the Expiration Date automatically will be forfeited and terminated at 11:59PM Eastern Time on the Expiration Date.

(b)Restrictive Covenants. In consideration of the grant of the PSUs hereunder, and further as a material inducement for the Company to enter into this Agreement with Participant and to grant Participant the PSUs, Participant hereby acknowledges and agrees that Participant shall continue to be bound by the Restrictive Covenants for their express duration. In the event Participant breaches the Restrictive Covenants (as finally determined by a third-party adjudicator in accordance with the provisions of this Agreement and the Plan), then to the greatest extent permitted by Applicable Law (and except as otherwise determined by the Administrator), unvested PSUs automatically will be forfeited and terminated as of such breach without consideration therefor.

2.2Change in Control.

(a)If (i) a Change in Control occurs, (ii) Participant remains in continued Service until at least immediately prior to the Change in Control, and (iii) some or all PSUs remain outstanding as of immediately prior to such Change in Control, then if a Price Per Share Goal is first achieved based on the CIC Price (as defined in Exhibit B) (or, with respect to a Non-Transactional Change in Control, based on the Price Per Share as of the Change in Control date, determined by the Administrator in consultation with Participant), then the PSUs that are eligible to become Earned PSUs as a result of achieving such Price Per Share Goal shall thereupon become Earned PSUs. In addition, if the CIC Price (or, with respect to a Non- Transactional Change in Control, the Price Per Share as of the Change in Control date) falls between two Price Per Share Goals, then an additional number of PSUs shall become Earned PSUs equal to a number of PSUs determined using straight line interpolation between the Price Per Share Goals between which such price falls. Notwithstanding the generality of the foregoing, in the event that a Price Per Share Goal was achieved prior to such Change in Control, no additional PSUs shall become Earned PSUs pursuant to the first sentence of this Section 2.2(a) with respect to such Price Per Share Goal.

(b)Any Earned PSUs as of the Change in Control (including any PSUs that become Earned PSUs in connection with such Change in Control) shall convert into a time-vesting award that, following such Change in Control, will remain outstanding and eligible to vest on the Expiration Date, subject to (i) Participant’s continued Service through the Expiration Date and (ii) Section 2.3, below. Notwithstanding the generality of the foregoing, if an Assumption does not occur with respect to the Award in connection with the Change in Control, any Earned PSUs as of the Change in Control (including any PSUs that become Earned PSUs in connection with such Change in Control) shall vest as of the date of the Change in Control in accordance with Section 8.3 of the Plan.

(c)Notwithstanding anything to the contrary contained in Section 8.3 of the Plan, if, following the application of Section 2.2(a) and 2.2(b) above, any PSUs have not become Earned PSUs as of (or in connection with) the Change in Control, then such PSUs automatically will be forfeited and terminated as of immediately prior to such Change in Control without consideration therefor.

2.3Termination of Service.

(a)If Participant experiences a Qualifying Termination and thereafter does not remain in continuous service with the Company as a member of the Board, then (i) any PSUs that are Earned PSUs but remain unvested as of such Qualifying Termination shall vest, on a pro-rated basis, as of the date of such Qualifying Termination, (ii) if the Price Per Share as of the Qualifying Termination Measurement Date is below the $11.00 Price Per Share Goal, then an additional number of PSUs shall become Earned PSUs equal to a number of PSUs determined using straight line interpolation between $3.61 and the $11.00 Price Per Share Goal, and such Earned PSUs shall vest, on a pro-rated basis, as of the date of such Qualifying Termination and (iii) if the Price Per Share as of the Qualifying Termination Measurement Date falls between the $11.00 and $16.00 Price Per Share Goals, then an additional number of PSUs shall become Earned PSUs equal to (x) the number of PSUs eligible to be earned upon achieving the $11.00 Price Per Share Goal, plus (y) a number of PSUs determined using straight line interpolation between the $11.00 and $16.00 Price Per Share Goals, and such Earned PSUs shall vest, on a pro-rated basis, as of date of such Qualifying Termination (such treatment in subclauses (i) - (iii), the “Qualifying Termination Treatment”). The number of Earned PSUs that vest in accordance with the foregoing sentence (if any) shall be equal to the number of such Earned PSUs multiplied by a fraction, the numerator of which is the number of full calendar days that Participant remained in continuous Service during the Performance Period (or, solely with respect to a termination of Service by the Company without Cause or by Participant for Good Reason, the number of full calendar days from the Grant Date through the 12-month anniversary of the date of such termination of Service) and the denominator of which is the total number of calendar days in the Performance Period. Notwithstanding the generality of the foregoing, in the event that a Price Per Share Goal was achieved prior to a Qualifying Termination, no additional PSUs shall become earned and/or vested with respect to such Price Per Share Goal (or portion thereof) pursuant to the first sentence of this Section 2.3(a) if such Price Per Share Goal again is achieved in connection with the Qualifying Termination Treatment. To the extent any PSUs have not become vested on or prior to the date of such Qualifying Termination, such PSUs automatically will be forfeited and terminated as of the Qualifying Termination without consideration therefor.

(b)If Participant experiences a Qualifying Termination and thereafter remains in continuous service with the Company as a member of the Board, then (i) Participant shall be entitled to the Qualifying Termination Treatment and (ii) any PSUs that are not Earned PSUs as of the date of such Qualifying Termination shall remain outstanding and eligible to vest, on a pro-rated basis, based on the achievement of Price Per Share Goals during the period between (and including) the date of the Qualifying Termination and the earliest to occur of (x) the Expiration Date, (y) a Change in Control and (z) Participant’s termination of service as a member of the Board (for any reason) (such earliest date, the “Qualifying Termination End Date”). The number of Earned PSUs that vest in accordance with the foregoing sentence (if any, and including in connection with the Qualifying Termination Treatment) shall be equal to the number of such Earned PSUs multiplied by a fraction, the numerator of which is the number of full calendar days that Participant remained in continuous Service during the Performance Period (or, solely with respect to a termination of Service by the Company without Cause or by Participant for Good Reason, the number of full calendar days from the Grant Date through the 12-month anniversary of the date of such termination of Service) and the denominator of which is the total number of calendar days in the Performance Period. Notwithstanding the generality of the foregoing, in the event that a Price Per Share Goal (or portion thereof) was achieved prior to a Qualifying Termination or in connection with the Qualifying Termination Treatment, no additional PSUs shall become earned and/or vested with respect to such Price Per Share Goal pursuant to the first sentence of this Section 2.3(b) if such Price Per Share Goal (or portion thereof) again is achieved in connection with the Qualifying Termination Treatment or during the period between and (including) the date of the Qualifying Termination and the Qualifying Termination End Date, as applicable. To the extent any other PSUs have not become vested on or prior to the Qualifying

Termination End Date, such PSUs automatically will be forfeited and terminated as of the Qualifying Termination End Date without consideration therefor

(c)Notwithstanding the foregoing or anything herein to the contrary, in the event that a Qualifying Termination occurs on or following a Change in Control (the “Post-CIC Qualifying Termination”), then all then-outstanding Earned PSUs shall vest in full as of the date of such Qualifying Termination.

(d)The treatment set forth in Sections 2.3(a), (b) and (c) above is subject to and conditioned upon Participant’s (or Participant’s estate’s) timely execution, delivery and non-revocation of a general release of claims in the form attached to the Employment Agreement (the “Release”) and on the timing contemplated by the Employment Agreement, and continued compliance with applicable Restrictive Covenants. The Company may update the Release to the extent necessary to reflect changes in law. For the avoidance of doubt, any Earned PSUs shall remain outstanding and eligible to vest following the date of any Qualifying Termination and shall actually vest upon the effective date of the Release, if later.

(e)If Participant experiences a termination of Service for any reason other than due to a Qualifying Termination, all PSUs that have not become vested on or prior to the date of such termination of Service (including any Earned PSUs) automatically will be forfeited and terminated as of the termination date without consideration therefor.

2.4Settlement.

(a)The PSUs will be paid in Shares, to the extent vested, within 30 days following the earlier to occur of: (i) the Expiration Date and (ii) a “separation from service” (within the meaning of Section 409A) following a “change in control event” (as defined in Treasury Regulation Section 1.409A- 3(i)(5)) of the Company, as determined pursuant to Sections 2.2 or 2.3 or Exhibit B. Notwithstanding anything to the contrary contained in this Section 2.4(a), the exact payment date of any PSUs shall be determined by the Company in its sole discretion (and Participant shall not have a right to designate the time of payment).

(b)Notwithstanding the foregoing, (i) the Administrator shall terminate the Award and pay any vested PSUs, in accordance with Treasury Regulation 1.409A-3(j)(ix)(B), in connection with a “change in control event” of the Company in which the PSUs are not Assumed and (ii) the Company may delay any payment under this Agreement that the Company reasonably determines would violate Applicable Law until the earliest date the Company reasonably determines the making of the payment will not cause such a violation (in accordance with Treasury Regulation Section 1.409A-2(b)(7)(ii)); provided the Company reasonably believes the delay will not result in the imposition of excise taxes under Section 409A.

ARTICLE III.
TAXATION AND TAX WITHHOLDING

3.1Representation. Participant represents to the Company that Participant has reviewed with Participant’s own tax advisors the tax consequences of this Award and the transactions contemplated by the Grant Notice and this Agreement. Participant is relying solely on such advisors and not on any statements or representations of the Company or any of its agents.

3.2Tax Withholding.

(a)Subject to Section 3.2(b), payment of the withholding tax obligations with respect to the Award may be by cash or check.

(b)Subject to Section 10.17 of the Plan, delivery (including electronically or telephonically to the extent permitted by the Company) by Participant to the Company of a copy of irrevocable and unconditional instructions to a broker acceptable to the Company that Participant has placed a market sell order with such broker with respect to Shares then-issuable upon settlement of the Award, and that the broker has been directed to deliver promptly to the Company funds sufficient to satisfy the applicable tax withholding obligations; provided, that payment of such proceeds is then made to the Company at such time as may be required by the Administrator.

(c)Subject to the consent of the Administrator as determined in its sole discretion which shall not be unreasonably withheld, the Company may withhold, or cause to be withheld, Shares otherwise vesting or issuable under this Award in satisfaction of any applicable withholding tax obligation. The number of Shares which may be so withheld shall be such number of Shares which have a Fair Market Value on the date of withholding equal to the aggregate amount of such liabilities based on the maximum individual statutory withholding rates in Participant’s applicable jurisdictions for federal, state, local and foreign income tax and payroll tax purposes that are applicable to such taxable income.

(d)Participant acknowledges that Participant is ultimately liable and responsible for all taxes owed in connection with the PSUs, regardless of any action the Company or any Subsidiary takes with respect to any tax withholding obligations that arise in connection with the PSUs. Neither the Company nor any Subsidiary makes any representation or undertaking regarding the treatment of any tax withholding in connection with the awarding, vesting or payment of the PSUs or the subsequent sale of Shares. The Company and its Subsidiaries do not commit and are under no obligation to structure the PSUs to reduce or eliminate Participant’s tax liability.

3.3Section 409A.

(a)General. To the extent applicable, this Agreement shall be interpreted in accordance with Section 409A, including without limitation any such regulations or other guidance that may be issued after the effective date of this Agreement.

(b)Non-qualified Deferred Compensation. Sections 10.6(b) and (c) of the Plan shall apply to the PSUs and this Agreement.

ARTICLE IV.
OTHER PROVISIONS

4.1Adjustments. Participant acknowledges that the PSUs, the Shares subject to the PSUs and Price Per Share Goals are subject to adjustment, modification and termination in certain events as provided in this Agreement and the Plan. For purposes of clarity, in connection with an Equity Restructuring the Price Per Share Goals shall be subject to Section 8.1 of the Plan.

4.2Clawback. Notwithstanding Section 10.13 of the Plan, the Award and the Shares issuable hereunder shall be subject to (i) any Company clawback or recoupment policy required in order to comply with Applicable Law, including the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder and (ii) any Company clawback or recoupment policy which applies to the senior executives of the Company. The Company and Participant acknowledge that neither this Section 4.2 nor Section 10.13 of the Plan are intended to limit any clawback and/or disgorgement of the Award and/or the Shares issuable hereunder pursuant to Section 304 of the Sarbanes-Oxley Act of 2002.

4.3Notices. Any notice to be given under the terms of this Agreement to the Company must be in writing and addressed to the Company in care of the Company’s General Counsel at the Company’s principal office or the General Counsel’s then-current email address or facsimile number. Any notice to be given under the terms of this Agreement to Participant must be in writing and addressed to Participant (or, if Participant is then deceased, to the Designated Beneficiary) at Participant’s last known mailing address, email address or facsimile number in the Company’s personnel files. By a notice given pursuant to this Section, either party may designate a different address for notices to be given to that party. Any notice will be deemed duly given when actually received, when sent by email, when sent by certified mail (return receipt requested) and deposited with postage prepaid in a post office or branch post office regularly maintained by the United States Postal Service, when delivered by a nationally recognized express shipping company or upon receipt of a facsimile transmission confirmation.

4.4Titles. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

4.5Conformity to Securities Laws. Participant acknowledges that the Plan, the Grant Notice and this Agreement are intended to conform to the extent necessary with all Applicable Laws and, to the extent Applicable Laws permit, will be deemed amended as necessary to conform to Applicable Laws.

4.6Successors and Assigns. The Company may assign any of its rights under this Agreement to a single or multiple assignees, and this Agreement will inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth in this Agreement or the Plan, this Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

4.7Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan or this Agreement, if Participant is subject to Section 16 of the Exchange Act, the Plan, the Grant Notice, this Agreement and the PSUs will be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3) that are requirements for the application of such exemptive rule. To the extent Applicable Laws permit, this Agreement will be deemed amended as necessary to conform to such applicable exemptive rule.

4.8Entire Agreement; Amendment. The Plan, the Grant Notice and this Agreement (including any exhibit hereto and the Employment Agreement) constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the Company and Participant with respect to the subject matter hereof. To the extent permitted by the Plan, this Agreement may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Administrator or the Board; provided, however, that except as may otherwise be provided by the Plan, no amendment, modification, suspension or termination of this Agreement shall materially and adversely affect the PSUs without the prior written consent of Participant.

4.9Agreement Severable. In the event that any provision of the Grant Notice or this Agreement is held illegal or invalid, the provision will be severable from, and the illegality or invalidity of the provision will not be construed to have any effect on, the remaining provisions of the Grant Notice or this Agreement.

4.10Limitation on Participant’s Rights. Participation in the Plan confers no rights or interests other than as herein provided. This Agreement creates only a contractual obligation on the part of the Company as to amounts payable and may not be construed as creating a trust. Neither the Plan nor any underlying program, in and of itself, has any assets. Participant will have only the rights of a general unsecured creditor of the Company with respect to amounts credited and benefits payable, if any, with respect to the PSUs, and rights no greater than the right to receive cash or the Shares as a general unsecured creditor with respect to the PSUs, as and when settled pursuant to the terms of this Agreement.

4.11Not a Contract of Employment or Service. Nothing in the Plan, the Grant Notice or this Agreement confers upon Participant any right to continue in the employ or service of the Company or any Subsidiary or interferes with or restricts in any way the rights of the Company and its Subsidiaries, which rights are hereby expressly reserved, to discharge or terminate the services of Participant at any time for any reason whatsoever, with or without cause, except to the extent expressly provided otherwise in a written agreement between the Company or a Subsidiary and Participant.

4.12Counterparts. The Grant Notice may be executed in one or more counterparts, including by way of any electronic signature, subject to Applicable Law, each of which will be deemed an original and all of which together will constitute one instrument.

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Exhibit B

EARNED PSUS; VESTING SCHEDULE

Earned PSUs

A number of PSUs will be eligible to become “Earned PSUs” based on the achievement of Price Per Share Goals set forth in the table below during the Performance Period.

Price Per Share Goal	Number of Earned PSUs
$11.00	2,866,667
$16.00	2,866,667
$39.00	1,720,000

For the avoidance of doubt, each Price Per Share Goal for an Earned PSU may be achieved only once during the Performance Period and more than one Price Per Share Goal may be achieved on a particular date. For example, if the first Price Per Share Goal of $11.00 per Share is determined by the Administrator to have been satisfied on January 1, 2025, the Price Per Share thereafter drops below such level and again reaches $11.00 per share during the 90 consecutive trading-day period ending April 1, 2025, no additional PSUs shall become Earned PSUs as a result of reaching the same Price Per Share Goal for a second time.

Vesting of Earned PSUs

Except as otherwise provided in Sections 2.2 or 2.3 of the Agreement, with respect to any PSUs that become Earned PSUs, such Earned PSUs shall vest on the Expiration Date, subject to Participant’s continued Service through the Expiration Date. In no event may more than 7,453,334 PSUs vest pursuant to this Award.

Definitions

“CIC Price” means, with respect to a Change in Control, the price per Share (or, in connection with a sale or other disposition of all or substantially all of the Company’s assets, the implied price per Share, as determined by the Administrator in consultation with Participant) paid by an acquiror in connection with such Change in Control or, to the extent that the consideration in the Change in Control transaction is paid in stock of the acquiror or its affiliate, then, unless otherwise determined by the Administrator in consultation with Participant, the CIC Price shall mean the value of the consideration paid per Share based on the average of the closing trading prices of a share of such acquiror stock on the principal exchange on which such shares are then traded for each trading day during the five consecutive trading days ending on and including the date on which a Change in Control occurs. In the event the consideration in the Change in Control takes any other form, the value of such additional consideration shall be determined by the Administrator in its good faith reasonable discretion in consultation with Participant in a manner intended to not diminish the value of the Award to Participant.

“Performance Period” means the period beginning on (and including) the Grant Date and ending on (and including) through immediately prior to the close of trading on the Expiration Date.

“Price Per Share” means the average Fair Market Value per Share measured over any 90 consecutive trading-day period during the Performance Period; provided, however, that for purposes of determining the Price Per Share in connection with a Change in Control (other than a Non-Transactional Change in Control), the “Price Per Share” shall be equal to the CIC Price and shall be measured without regard to such 90 consecutive trading-day period.

“Price Per Share Goal” means a target Price Per Share as set forth in the table above.

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EXHIBIT C
GENERAL RELEASE

[Attached]

GENERAL RELEASE

1.Release For valuable consideration, the receipt and adequacy of which are hereby acknowledged, the undersigned does hereby release and forever discharge the “Releasees” hereunder, consisting of Oscar Health, Inc., a Delaware corporation (“Holdings”) and Oscar Management Corporation (together with Holdings, the “Company”), and the Company’s partners, subsidiaries, associates, affiliates, successors, heirs, assigns, agents, directors, officers, employees, representatives, lawyers, insurers, and all persons acting by, through, under or in concert with them, or any of them, of and from any and all manner of action or actions, cause or causes of action, in law or in equity, suits, debts, liens, contracts, agreements, promises, liability, claims, demands, damages, losses, costs, attorneys’ fees or expenses, of any nature whatsoever, known or unknown, fixed or contingent (hereinafter called “Claims”), which the undersigned now has or may hereafter have against the Releasees, or any of them, by reason of any matter, cause, or thing whatsoever from the beginning of time to the date hereof. The Claims released herein include, without limiting the generality of the foregoing, any Claims in any way arising out of, based upon, or related to the employment or termination of employment of the undersigned by the Releasees, or any of them; any alleged breach of any express or implied contract of employment; any alleged torts or other alleged legal restrictions on Releasees’ right to terminate the employment of the undersigned; and any alleged violation of any federal, state or local statute or ordinance including, without limitation, Title VII of the Civil Rights Act of 1964, the Age Discrimination In Employment Act (“ADEA”), and the Americans With Disabilities Act.

2.Claims Not Released. Notwithstanding the foregoing, this general release (the “Release”) shall not operate to release any rights or claims of the undersigned (i) to payments or benefits under Section 4(b) of that certain Employment Agreement, dated as of March 28, 2023, between the Company and the undersigned (the “Employment Agreement”), with respect to the payments and benefits provided in exchange for this Release, (ii) to payments or benefits under any equity award agreement between the undersigned and Holdings or as a holder of any securities of Holdings, (iii) with respect to Section 2(b) or 4(a) of the Employment Agreement, (iv) to accrued or vested benefits the undersigned may have, if any, as of the date hereof under any applicable plan, policy, practice, program, contract or agreement with the Company, (v) to any Claims, including claims for indemnification and/or advancement of expenses arising under any indemnification agreement between the undersigned and the Company or under the bylaws, certificate of incorporation or other similar governing document of the Company, (vi) to any Claims which cannot be waived by an employee under applicable law or (vii) with respect to the undersigned’s right to communicate directly with, cooperate with, or provide information to, any federal, state or local government regulator.

3.Exceptions. Notwithstanding anything in this Release to the contrary, nothing contained in this Release shall prohibit the undersigned from (i) filing a charge with, reporting possible violations of federal law or regulation to, participating in any investigation by, or cooperating with any governmental agency or entity or making other disclosures that are protected under the whistleblower provisions of applicable law or regulation and/or (ii) communicating directly with, cooperating with, or providing information (including trade secrets) in confidence to, any federal, state or local government regulator (including, but not limited to, the U.S. Securities and Exchange Commission, the U.S. Commodity Futures Trading Commission, or the U.S. Department of Justice) for the purpose of reporting or investigating a suspected violation of law, or from providing such information to the undersigned’s attorney or in a sealed complaint or other document filed in a lawsuit or other governmental proceeding. Pursuant to 18 USC Section 1833(b), (1) the undersigned will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (x) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (y) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal and (2) the undersigned acknowledges that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.

4.Representations. The undersigned represents and warrants that there has been no assignment or other transfer of any interest in any Claim which the undersigned may have against Releasees, or any of them, and the undersigned agrees to indemnify and hold Releasees, and each of them, harmless from any liability, Claims, demands, damages, costs, expenses and attorneys’ fees incurred by Releasees, or any of them, as the result of any such assignment or transfer or any rights or Claims under any such assignment or transfer. It is the intention of the parties that this indemnity does not require payment as a condition precedent to recovery by the Releasees against the undersigned under this indemnity.

5.No Action. The undersigned agrees that if the undersigned hereafter commences any suit arising out of, based upon, or relating to any of the Claims released hereunder or in any manner asserts against Releasees, or any of them, any of the Claims released hereunder, then the undersigned agrees to pay to Releasees, and each of them, in addition to any other damages caused to Releasees thereby, all attorneys’ fees incurred by Releasees in defending or otherwise responding to said suit or Claim. Notwithstanding the foregoing, this provision shall not apply to any suit or Claim to the extent is challenges the effectiveness of this release with respect to a claim under the ADEA.

6.No Admission. The undersigned further understands and agrees that neither the payment of any sum of money nor the execution of this Release shall constitute or be construed as an admission of any liability whatsoever by the Releasees, or any of them, who have consistently taken the position that they have no liability whatsoever to the undersigned.

7.OWBPA. The undersigned agrees and acknowledges that this Release constitutes a knowing and voluntary waiver and release of all Claims the undersigned has or may have against the Company and/or any of the Releasees as set forth herein, including, but not limited to, all Claims arising under the Older Worker’s Benefit Protection Act and the ADEA. In accordance with the Older Worker’s Benefit Protection Act, the undersigned is hereby advised as follows:

(i)the undersigned has read the terms of this Release, and understands its terms and effects, including the fact that the undersigned agreed to release and forever discharge the Company and each of the Releasees, from any Claims released in this Release;

(ii)the undersigned understands that, by entering into this Release, the undersigned does not waive any Claims that may arise after the date of the undersigned’s execution of this Release, including without limitation any rights or claims that the undersigned may have to secure enforcement of the terms and conditions of this Release;

(iii)the undersigned has signed this Release voluntarily and knowingly in exchange for the consideration described in this Release, which the undersigned acknowledges is adequate and satisfactory to the undersigned and which the undersigned acknowledges is in addition to any other benefits to which the undersigned is otherwise entitled;

(iv)the Company advises the undersigned to consult with an attorney prior to executing this Release;

(v)the undersigned has been given at least [21]1 days in which to review and consider this Release. To the extent that the undersigned chooses to sign this Release prior to the expiration of such period, the undersigned acknowledges that the undersigned has done so voluntarily, had sufficient time to consider the Release, to consult with counsel and that the undersigned does not desire additional time and hereby waives the remainder of the [21]-day period; and

(vi)the undersigned may revoke this Release within seven days from the date the undersigned signs this Release and this Release will become effective upon the expiration of that revocation period if the undersigned has not revoked this Release during such seven-day period. If the undersigned revokes this Release during such seven-day period, this Release will be null and void and of no force or effect on either the Company or the undersigned and the undersigned will not be entitled to any of the payments or benefits which are expressly conditioned upon the execution and non-revocation of this Release. Any revocation must be in writing and sent to [name], via electronic mail at [email address], on or before [5:00 p.m. Eastern time] on the seventh day after this Release is executed by the undersigned.

8.Acknowledgement. The undersigned acknowledges that different or additional facts may be discovered in addition to what is now known or believed to be true by the undersigned with respect to the matters released in this Release, and the undersigned agrees that this Release shall be and remain in effect in all respects as a complete and final release of the matters released, notwithstanding any different or additional facts.

9.Governing Law. This Release is deemed made and entered into in the State of New York, and in all respects shall be interpreted, enforced and governed under the internal laws of the State of New York, to the extent not preempted by federal law.

IN WITNESS WHEREOF, the undersigned has executed this Release this      day of
    ,     .

Mark Bertolini

1 NTD: Use 45 days in a group termination, and include information regarding terminated positions.

EXHIBIT D
PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT